HeartWare Colleagues,

This morning we announced significant and exciting news – Medtronic’s planned acquisition of HeartWare for approximately $1.1 billion.  This is a tremendous event for our company and represents a major opportunity for all of our stakeholders – our customers, shareholders, patients and you, our employees.

As the largest, most respected medical device company and global leader in cardiovascular device technologies, Medtronic does not require any introduction.  With today’s announcement, Medtronic moves forward in expanding its armamentarium of heart failure solutions to now reach the sizable population of patients with advanced heart failure.  This acquisition will provide Medtronic with a strategic entry into the growing mechanical circulatory support (MCS) field, and provide HeartWare with greater resources to help accelerate the development and introduction of our innovative pipeline of products.

Importantly, Medtronic has made it clear to me that this acquisition is as much about the expertise that they will be acquiring in our team as it is about the HVAD® System and our pipeline.  Maintaining and enhancing strong customer relationships, advancing enhancements to HVAD and progressing with the clinical development of the MVAD® System, CircuLite® and TETS are all extremely important to both organizations.

You – our employees – have built this company into what it is today.  The collective skills, knowledge, relationships, tenacity and entrepreneurial spirit that we have cultivated and applied as pioneers in MCS innovation over the past 15+ years, define us as a company and set us apart in the industry.  That is something that Medtronic recognizes and values and is the chief reason behind Medtronic’s decision to keep HeartWare as we know it today, substantially intact – allowing us to continue to do all of the things that we do best, but with Medtronic’s scale and resources behind us.  As part of the Medtronic family, we will have greater opportunity to bring our technologies to patients even faster and accelerate critical development programs – like the MVAD System and enhancements to the HVAD System – that will enable continued market leadership.

Through the efforts of a talented and passionate employee base, HeartWare has brought the revolutionary HVAD platform to thousands of patients around the world and has changed thousands of lives in the process.  With this next step in our evolution, we become even better positioned to serve thousands more in the coming years.

Practically speaking, the acquisition is subject to a tender offer process, and until that process is complete, we continue to operate as two separate, independent companies.  In the meantime, the HeartWare management team will continue to provide you with updates as appropriate, and as a company, we will all remain focused on our VAD business, performing at the highest level for the customers and patients who are relying on us.

I am grateful to each of you for building HeartWare into what it is today, and for the efforts that you have put into helping so many patients around the world.  I couldn’t be more optimistic about the future and look forward to speaking with you during a company-wide meeting and webcast hosted from Miami Lakes tomorrow.

Sincerely,

Doug

Notice to Investors

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of HeartWare.  The tender offer for the outstanding common stock of HeartWare has not yet commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed on Schedule TO by Medtronic with the U.S. Securities and Exchange Commission (SEC), and soon thereafter HeartWare will file a Solicitation / Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  HeartWare’s stockholders are advised to read these documents and any other documents relating to the tender offer that will be filed with the SEC carefully and in their entirety because they contain important information.  HeartWare’s stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by contacting HeartWare’s investor relations department at HeartWare International, Inc., 500 Old Connecticut Path, Framingham, MA 01701, Attention: Investor Relations.

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: the timing and anticipated completion of the proposed transaction; and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of HeartWare, and are subject to significant risks and uncertainties. These risks and uncertainties include, without limitation, risks and uncertainties related to: whether the proposed transaction will close; the timing of the closing of the proposed transaction; the outcome of the regulatory reviews of the proposed transaction; the ability of the parties to complete the proposed transaction; the ability of the parties to meet other closing conditions; how many HeartWare stockholders tender their shares in the proposed transaction; the outcome of legal proceedings that may be instituted against HeartWare and/or others related to the proposed transaction; unexpected costs or unexpected liabilities that may result from the proposed transaction, whether or not consummated; the possibility that competing offers will be made; effects of disruption from the proposed transaction making it more difficult to maintain relationships with employees, customers and other business partners; timing, progress and outcomes of clinical trials; regulatory submissions and quality compliance; and investigation, research and development activities.

Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and HeartWare undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.  HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the Securities and Exchange Commission (SEC). HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the SEC. HeartWare may update risk factors from time to time in Part II, Item 1A. “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the SEC.